ARTICLES OF AMENDMENT
                                     to the
                       RESTATED ARTICLES OF INCORPORATION
                                       of
                              THE PITTSTON COMPANY

         These Articles of Amendment are filed in accordance with Section 13.1-710 of the Virginia Stock Corporation Act:

     A. The name of the corporation (which is hereinafter referred to as the "Corporation") is The Pittston Company.

     B. The amendment to the Corporation's Restated Articles of Incorporation is as follows:

1. Article I of the Articles of Incorporation is deleted and is replaced by the following:

                                   "ARTICLE I

              The name of the Corporation is THE BRINK'S COMPANY."

     C. The foregoing amendment was proposed by the Board of Directors and submitted to the shareholders in accordance with Section 13.1-707 of the Virginia Stock Corporation Act.

     D. There were outstanding and entitled to vote on the foregoing amendment 54,253,423 shares of Common Stock of the Corporation, of which 48,042,188 shares were voted for, 284,911 shares were voted against and 277,832 shares abstained from voting on, respectively, the foregoing amendment. There were no outstanding shares of Preferred Stock of the Corporation. The number of shares cast for the foregoing amendment was sufficient for approval by the shareholders. No shares were entitled to vote on the foregoing amendment as a class.

     E. Pursuant to Section 13.1-606 of the Virginia Stock Corporation Act, these Articles of Amendment shall become effective at 12:01 a.m. on May 5, 2003.

Dated: May 2, 2003
                               THE PITTSTON COMPANY



                               By:      /s/ Austin F. Reed
                               -----------------------------------
                               Name: Austin F. Reed
                               Title:   Secretary